Exhibit 3.55

State of Delaware
Secretary of State
Division of Corporations
Delivered 12:55 PM 10/03/2003
FILED 12:46 PM 10/03/2003
SRV 030638574 - 3711536 FILE

CERTIFICATE OF FORMATION

OF

CCO FIBERLINK, LLC

1. The name of the limited liability company is CCO Fiberlink, LLC.

2. The address of its registered office in the State of Delaware is 2711 Centerville Road, Suite 400, Wilmington, Delaware, 19808, County of New Castle. The name of its registered agent at such address is Corporation Service Company.

IN WITNESS WHEREOF, the undersigned has executed this Certificate of Formation of CCO Fiberlink, LLC this 2nd day of October, 2003.

/s/ Janeen G. Domagalski
Janeen G. Domagalski
Authorized Person